RICK’S CABARET INTERNATIONAL, INC. AND VCG HOLDING CORP. ENTER INTO LETTER OF INTENT TO MERGE TO FORM THE LARGEST PUBLICLY TRADED NORTH AMERICAN GENTLEMEN’S CLUB OPERATOR

HOUSTON & DENVER — (February 16, 2010) — Rick’s Cabaret International, Inc. (NASDAQ: RICK), VCG Holding Corp. (NASDAQ: VCGH) and Troy Lowrie and his affiliates have signed a letter of intent under which Rick’s Cabaret will acquire all of the outstanding shares of VCG Holding to form the largest publicly traded operator of upscale gentlemen’s clubs in North America, the two companies announced today.

Rick’s Cabaret currently operates 18 nightclubs in seven states while VCG Holding operates 20 clubs in ten states.  The two companies had combined revenues of $131.3 million for the 12 month period ending September 30, 2009.

Eric Langan, President and CEO of Rick’s Cabaret International, said: “The combination of these two companies will result in a powerful operator that we believe would have generated earnings before income tax and depreciation (EBITDA) for the 12 months ended September 30, 2009 of approximately $25.3 million without any of the add-backs we anticipate we will achieve through synergistic cost savings. I am confident that the combined entities can achieve meaningful savings through streamlined management and elimination of duplicate costs associated with being two separate public companies, including lower legal and accounting expenses.”

Troy Lowrie, Chairman and Chief Executive Officer of VCG Holding Corp., said: “We at VCG are very pleased that this merger will create the leading adult entertainment nightclub operator in the United States. There are significant similarities in the companies’ cultures and capabilities, and this should ultimately be a great combination for our shareholders, customers, and employees. We believe that the combined company will be better positioned to generate strong financial results and capitalize on future growth opportunities.”

Rick’s Cabaret International currently operates clubs under the Rick’s Cabaret brand in New York City, Las Vegas, Houston, Ft. Worth, Austin, Minneapolis and San Antonio; under the Tootsie’s Cabaret brand in Miami; under the XTC Cabaret brand in Austin, Dallas, Houston (two clubs) and San Antonio; under the Club Onyx brand in Houston, Charlotte, Dallas and Philadelphia; and under Cabaret North in Ft. Worth. A Rick’s Cabaret in Austin that had been closed temporarily is scheduled to re-open under a new concept next month.

VCG Holding operates Imperial Showgirls in Anaheim;  Diamond Cabaret, La Boheme,  The Penthouse Club, PT’s Showclub, PT’s All Nude, all in Denver; PT’s Showclub in Colorado Springs, Portland Maine, Louisville and Miami; The Men’s Club in Raleigh; PT’s Brooklyn, PT’s Centreville, PT’s Sports, The Penthouse Club and Roxy’s, all in East Saint Louis, Illinois; Jaguars in Dallas; Jaguars in Ft. Worth; PT’s Showclub in Indianapolis; and Schieks Palace Royale in Minneapolis.

“The addition of the PT’s Showclub brand and the opportunity to re-brand certain VCG Holding properties as Rick’s Cabaret will be a great enhancement to our portfolio,” Mr. Langan said. “Troy Lowrie has built a terrific organization that we expect will fit nicely with ours, giving us new strength in the Midwest and Western states in particular and added market strength in key areas where we both now operate competitively. We are pleased that Troy has agreed to stay on as a consultant.”

Under the non-binding (except as to certain provisions, including exclusivity and confidentiality) letter of intent, the companies anticipate a potential merger (structured to qualify as a tax-free reorganization), in which VCG Holding’s shareholders will receive shares of Rick’s common stock based on certain exchange ratios valuing each share of VCG Holding’s common stock between $2.20 and $3.80 per share, determined based on the weighted average closing price of Rick’s common stock as traded on the Nasdaq Global Market for the 20 consecutive trading days ending on the second trading day prior to the closing of the Merger. As of February 16, 2010 (and assuming the potential merger were to close on such date and that the weighted average closing price per share of Rick’s common stock for the 20 consecutive trading days ending on February 11, 2010 was equal to the closing price of Rick’s common stock on February 11, 2010 of $11.76 per share), the value of each share of VCG Holding’s common stock under this formula would be $2.66 per share. In the event the price per share of Rick’s common stock as determined by this formula is below $8.00, Rick’s may terminate the merger agreement, subject to the payment to VCG Holding of a termination fee to be negotiated by the parties in connection with the preparation of the merger agreement.

Contemporaneously with the merger, Rick’s will acquire 5,770,197 shares of VCG Holding common stock held by Troy Lowrie and his affiliates, for cash in an amount equal to the lesser of $2.44 per share or the per share price of common stock received by VCG Holding’s shareholders in the proposed merger. Mr. Lowrie may elect to receive shares of Rick’s common stock at the same exchange rate received by VCG Holding’s shareholders, for up to 30% of his VCG Holding common stock. In addition, in exchange for additional payments to be made to Mr. Lowrie as detailed in the letter of intent, Mr. Lowrie will refinance (at a lower interest rate) and continue to carry a $5.7 million note from VCG Holding (as acquired by Rick’s), continue to personally guarantee certain VCG Holding’s obligations in exchange for a fair market value cash payment for such guarantees, sell to Rick’s the outstanding capital stock of Club Licensing, Inc., a subsidiary of Lowrie Management, LLLP, sell to Rick’s the trademarks “Diamond Cabaret” and “PT’s,” and enter into a three-year consulting agreement with Rick’s.

The Letter of Intent also provides for an exclusivity period through March 12, 2010, during which time VCG Holding and its representatives agree to negotiate exclusively with Rick’s, subject to termination and a termination fee payable to Rick’s upon VCG Holding’s receipt of a “superior proposal” to acquire 20% or more of VCG Holding, by way of a sale of assets, tender offer, merger, consolidation or other business combination, that in the opinion of VCG Holding’s financial advisor, is, or is reasonably likely to lead to, a proposal that is more favorable to the shareholders of VCG Holding than the proposed merger. If definitive merger documents are not entered into as of such date, the letter of intent will terminate, unless otherwise extended by the parties. Under the letter of intent, the merger agreement is expected to contain customary representations and warranties including the absence of a material adverse change of Rick’s and VCG Holding and other customary closing conditions, including but not limited to, the receipt of material consents, the approval of the merger by the shareholders of Rick’s and of VCG Holding, and the effectiveness of a registration statement containing a joint proxy statement/prospectus filed with the Securities and Exchange Commission (the “SEC”) on Form S-4 to be filed by Rick’s, which, among other things, registers the shares of Rick’s common stock to be issued to VCG Holding’s shareholders in the merger. There can be no assurance that Rick’s and VCG Holding will enter into any definitive transaction agreement, that the entry into a transaction agreement, if any, will result in the closing of any specific transactions, or that the terms of any definitive transaction documents will reflect the terms of the proposed merger as outlined in the letter of intent. A copy of the Letter of Intent has been filed on Form 8-K filed by both companies today with the Securities and Exchange Commission (the “SEC”).  The definitive merger agreement, if consummated, will include final terms and conditions of the proposed transaction negotiated by the parties, and will be disclosed upon execution.

Additional Information and Where to Find It

In connection with the proposed merger, Rick’s Cabaret International, Inc. (“Ricks”) and VCG Holding Corp. (“VCG Holding”) intend to file documents relating to the transaction with the SEC, including a registration statement containing a joint proxy statement/prospectus on Form S-4 to be filed by Rick’s. Investors are urged to read the joint proxy statement/prospectus regarding the proposed merger, if and when it becomes available, because it will contain important information. When it becomes available, shareholders and other investors will be able to obtain a free copy of the joint proxy statement/prospectus, and are able to obtain free copies of other filings and furnished materials containing information about Rick’s and VCG Holding at the SEC’s internet website at www.sec.gov. Copies of the joint proxy statement/prospectus, when it becomes available, and any SEC filings incorporated by reference in the joint proxy statement/prospectus can also be obtained, without charge, by directing a request to Rick’s Cabaret International, Inc., 10959 Cutten Road, Houston, Texas, 77066, telephone (281) 397-6730, Attention: Phil Marshall, or to VCG Holding Corp., 390 Union Boulevard, Suite 540, Lakewood, Colorado 80228, telephone (303) 934-2424, Attention: Courtney Cowgill.

Interests of Participants in the Solicitation of Proxies

Each of the Rick’s and VCG Holding and their respective directors and executive officers may be deemed to be “participants” in the solicitation of proxies in respect of the proposed transaction under SEC rules. Information regarding Rick’s directors and executive officers is available in its definitive proxy statement on Schedule 14A filed with the SEC on July 7, 2009 and in its annual report on Form 10-K filed with the SEC on December 17, 2009 and information regarding VCG Holding’s directors and executive officers is available in its definitive proxy statement on Schedule 14A filed with the SEC on April 30, 2009. Copies of these documents can be obtained, without charge, at the SEC’s internet website at www.sec.gov or by directing a request to the Rick’s or VCG Holding, as applicable, at the addresses above. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

Forward Looking Statements

Certain statements contained in this press release regarding Rick’s and VCG Holding’s future operating results or performance or business plans or prospects and any other statements not constituting historical fact are “forward-looking statements” subject to the safe harbor created by the Private Securities Litigation reform Act of 1995. Where possible, the words “believe,” “expect,” “anticipate,” “intent,” “would,” “will,” “planned,” “estimated,” “potential,” “goal,” “outlook,” and similar expressions, as they relate to either company or their management have been used to identify such forward-looking statements. All forward-looking statements reflect only current beliefs and assumptions with respect to future business plans, prospects, decisions and results, and are based on information currently available to the companies. Accordingly, the statements are subject to significant risks, uncertainties and contingencies, which could cause the companies’ actual operating results, performance or business plans or prospects to differ materially from those expressed in, or implied by, these statements. Such risks, uncertainties and contingencies include, but are not limited to, statements about the benefits of the merger, including future financial and operating results, the companies’ plans, objectives and expectations and other intentions and other statements that are not historical facts. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: (1) the risk of the failure of the companies’ shareholders to approve the merger; (2) the risk that the businesses would not be integrated successfully; (3) the risk that the cost savings and any revenue synergies from the merger may not be fully realized or may take longer to realize than expected; (4) the risk that Rick’s applicable average trailing twenty day average stock price per share may not equal or exceed $8.00 pursuant to the formula in the merger agreement; (5) the applicable disruption from the merger may make it more difficult to maintain relationships with customers, employees ore suppliers; and general economic conditions and uncertainties or consumer sentiment in the companies’ markets. Additional factors that could cause the companies’ results to differ materially from those described in the forward-looking statements are described in Rick’s annual report on Form 10-K filed with the SEC December, 17, 2009 and VCG Holding’s annual report on Form 10-K, as amended, filed with the SEC June 10, 2009, and Rick’s and VCG Holding’s other periodic and current reports filed with the SEC from time to time and available on the SEC’s internet website at www.sec.gov. Unless required by law, neither Rick’s nor VCG Holding undertakes any obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

About Rick’s Cabaret:

Rick’s Cabaret International, Inc. (NASDAQ: RICK) is home to upscale adult nightclubs serving primarily businessmen and professionals that offer live entertainment, dining and bar operations. Nightclubs in New York City, Miami, Philadelphia, New Orleans, Charlotte, Dallas, Houston, Minneapolis and other cities operate under the names “Rick’s Cabaret,” “XTC,” “Club Onyx” and “Tootsie’s Cabaret”. Sexual contact is not permitted at these locations. Rick’s Cabaret also operates a media division, ED Publications, and owns the adult internet membership website www.couplestouch.com as well as a network of online adult auction sites under the flagship URL www. naughtybids.com. Rick’s Cabaret common stock is traded on NASDAQ under the symbol RICK. For further information contact ir@ricks.com.

About VCG Holding Corp.:

VCG Holding Corp. is an owner, operator, and consolidator of adult nightclubs throughout the United States. The Company currently owns 20 adult nightclubs located in Anaheim, Indianapolis, St. Louis, Denver, Colorado Springs, Ft. Worth, Dallas, Raleigh, Minneapolis, Louisville, Miami, and Portland, ME.  For further information visit www.vcgh.com.

Contact:  Rick’s Cabaret International, Inc.: Allan Priaulx, 212-338-0050, allan@ricks.com, or VCG Holding Corp.: Courtney Cowgill, 303-934-2424, ccowgill@vcgh.com.